Exhibit 99.1

                                COMPANY CONTACT:
                                                  Checkpoint Systems, Inc.
                                                       Craig Burns
                                                       Executive Vice President,
                                                       Chief Financial Officer,
                                                       Finance and Operations
                                                       (856) 848-1800
                                             INVESTOR RELATIONS CONTACTS:
                                                  FD Morgen-Walke
                                                       ChristineMohrmann,
                                                       Lindsay Hatton
                                                       (212) 850-5600
                                          PRESS CONTACT:
                                                  FD Morgen-Walke
                                                       Jason Rando
FOR IMMEDIATE RELEASE                                  (212) 850-5600


                         JUDGE VACATES ANTITRUST VERDICT
               AND REDUCES DAMAGES FROM $80 MILLION TO $13 MILLION

Thorofare, New Jersey, March 28, 2003 - Checkpoint Systems, Inc. (NYSE: CKP) today announced that the federal judge in the ID Systems Canada, Inc. antitrust case against Checkpoint issued an order which vacates the antitrust verdict in its entirety, including the related damages against Checkpoint. In addition, the judge reduced the damages awarded against Checkpoint in the tortious interference and unfair competition part of the suit from $19 million to $13 million.

As a result of the Judge's Order, the total damages against Checkpoint were reduced from $80 million to $13 million.

George Off, Chairman and CEO commented, "We are quite pleased that the Court has eliminated the earlier jury antitrust verdict against Checkpoint. We are reviewing the extensive Opinion of the Judge and are considering our rights in any appeal process relating to the remaining damages under the tortious interference and unfair competition claims. We continue to expect a favorable outcome for Checkpoint."


Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s web site is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.